Exhibit 99.1

DREW INDUSTRIES ACQUIRES MANUFACTURER OF ELECTRONIC SYSTEMS FOR RV, AUTOMOTIVE AND INDUSTRIAL INDUSTRIES

Elkhart, Indiana – February 27, 2014 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today announced that its wholly-owned subsidiary, Lippert Components, Inc., has acquired Innovative Design Solutions, Inc. (IDS), a Troy, Michigan-based designer, developer and manufacturer of electronic systems encompassing a wide variety of RV applications. IDS also manufactures electronic systems for automotive, medical and industrial applications.

“We are excited to have IDS and its employees join the Lippert Components family,” said Drew’s Chief Executive Officer Jason Lippert. “The talented team of engineers we have added from IDS are leaders in electronic systems for RVs and other industries. In the past several years, the IDS team, alongside the Lippert Components team, has been responsible for developing unique electronic products for the RV industry. IDS will now have an even sharper focus on developing innovative products for our RV customers, as well as customers in adjacent industries.”

IDS had annual sales of approximately $19 million in 2013, of which $13 million were to Lippert Components. Lippert Components believes the additional product lines and diversified customer base will accelerate Lippert Components’ expansion into adjacent industries. The purchase price was $36.0 million, of which $34.2 million was paid at closing from available cash and borrowings under the Company’s $75 million line of credit, with the balance to be paid out annually over the subsequent three years, plus contingent consideration based on future sales. Drew expects the acquisition to be immediately accretive to earnings.

“The products IDS manufactures are central to the control of several RV components, including electronic leveling systems, jacks, lights, slide-out mechanisms, awnings, tire pressure monitoring systems, among others,” continued Jason Lippert. “Many of IDS’s RV products are already included in components we sell, including a Wi-Fi enabled, touch-screen, Android-based device that enables RV owners to control several RV functions. Having multiple functions connected through one control device should help improve our customers’ manufacturing efficiencies, as well as provide a strong selling point for retail customers. Becoming the manufacturer of these products should also allow us to develop and deliver these products to our customers more efficiently.”

Rob Ford, former owner of IDS, has entered into an employment agreement with Lippert Components and will continue to manage the business. Rob Ford expects to see the business flourish, “We are pleased that the business we have worked so hard to grow will continue to be managed by our outstanding team. Electronics have become a larger part of day-to-day life, and our innovative team has continued to identify opportunities to bring ideas and improvements to the industries we supply.”

Rob Ford concluded, “This acquisition provides a unique and exciting opportunity to bring modern electronics to RV manufacturers and the RV aftermarket, which will result in a better RV user experience. Combining Lippert Components’ and IDS’s experience and technologies should open up exciting opportunities for safety, control and interface electronic products. With the strategic, financial, sales and marketing support that Lippert Components provides, we are confident that the IDS business will continue to grow.”

About Drew Industries

From 32 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert ComponentsTM, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; aluminum extrusions; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###